Exhibit 5.1

November 27, 2019

Triumph Bancorp, Inc.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Triumph Bancorp, Inc., a Texas corporation (the “Company”), and in such capacity have acted as counsel to the Company in connection with the issuance and sale by the Company of $39,500,000 aggregate principal amount of 4.875% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Securities”). The Securities are being issued under the Indenture, dated as of September 30, 2016 (such indenture, together with the Second Supplemental Indenture thereto relating to the Securities dated as of November 27, 2019, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, and sold pursuant to the Underwriting Agreement, dated as of November 21, 2019 (the “Agreement”), by and between the Company and Keefe, Bruyette & Woods, Inc. The Securities have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”), which became effective on March 30, 2018 (File No. 333-223411) (the “Registration Statement”), including a base prospectus dated March 30, 2018 (the “Base Prospectus”) and a prospectus supplement relating to the Securities dated November 21, 2019 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon the Agreement, the Indenture, the global note evidencing the Securities, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In making such examination and rendering the opinion set forth below, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me or members of my staff as originals, the authenticity of the originals of such documents submitted to me or my staff as certified copies, the conformity to originals of all documents submitted to me or my staff as copies, the authenticity of the originals of such documents, that all documents submitted to me or my staff as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that (i) the Company has the corporate power to issue the Securities, and (ii) the Securities have been duly authorized by the Company for issuance and sale pursuant to the Indenture and the Agreement.

I am a member of the bar of the State of Texas and I do not express any opinion herein concerning any law other than the Texas Business Organizations Code (including the statutory provisions, all applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing).

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on November 27, 2019 and to the use of my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Adam D. Nelson
Name:	Adam D. Nelson
Title:	Executive Vice President and General Counsel